EXHIBIT 12

                       THE PROMUS COMPANIES INCORPORATED
                             COMPUTATIONS OF RATIOS
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

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
                                                             FISCAL YEAR
                                   ----------------------------------------------------------------
                                         1994          1993          1992          1991        1990
                                   ----------    ----------    ----------    ----------    --------
RETURN ON REVENUES-CONTINUING
  Income from continuing
    operations..................   $   49,984    $   74,867    $   49,577    $   34,499    $ 30,707
  Revenues......................    1,339,406     1,020,645       894,384       863,385     875,335
    Return......................          3.7%          7.3%          5.5%          4.0%        3.5%
RETURN ON AVERAGE INVESTED
  CAPITAL
  Income from continuing
    operations..................   $   49,984    $   74,867    $   49,577    $   34,499    $ 30,707
  Add: Interest expense after
    tax.........................       46,993        43,848        46,543        55,301      52,958
                                   ----------    ----------    ----------    ----------    --------
                                   $   96,977    $  118,715    $   96,120    $   89,800    $ 83,665
                                   ----------    ----------    ----------    ----------    --------
                                   ----------    ----------    ----------    ----------    --------
  Average invested capital--
    continuing operations.......   $1,229,524    $1,060,641    $  909,011    $  861,653    $809,733
                                   ----------    ----------    ----------    ----------    --------
                                   ----------    ----------    ----------    ----------    --------
    Return......................          7.9%         11.2%         10.6%         10.4%       10.3%
                                   ----------    ----------    ----------    ----------    --------
                                   ----------    ----------    ----------    ----------    --------
RETURN ON AVERAGE EQUITY
  Income before extraordinary
    items and cumulative effect
    of change in accounting
    policy......................   $   86,303    $   91,793    $   51,418    $   30,011    $ 23,353
  Average equity................      606,009       474,733       395,212       289,361     231,550
    Return......................         14.2%         19.3%         13.0%         10.4%       10.1%
CURRENT RATIO
  Current assets................   $  171,835    $  139,842    $  114,670    $   91,289    $ 75,257
  Current liabilities...........      295,083       188,258       122,935       178,433     161,243
    Ratio.......................          0.6           0.7           0.9           0.5         0.5
RATIO OF BOOK EQUITY TO DEBT
  Book equity as of December
    31..........................   $  623,437    $  536,037    $  427,930    $  365,494    $213,289
  Total debt, including
    discontinued operations.....      919,727       841,964       881,325       887,468     956,947
    Ratio.......................          0.7           0.6           0.5           0.4         0.2
RATIO OF MARKET EQUITY TO DEBT
  Market equity as of December
    31..........................   $3,161,681    $4,678,304    $1,867,828    $  743,369    $399,795
  Total debt, including
    discontinued operations.....      919,727       841,964       881,325       887,468     956,947
    Ratio.......................          3.4           5.6           2.1           0.8         0.4
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